Exhibit 99.12

NOTICE OF THE BONDHOLDER PLAN MEETING

IN THE HIGH COURT OF JUSTICE	Claim No. CR-2021-000852

BUSINESS AND PROPERTY COURTS OF ENGLAND AND WALES
COMPANIES COURT (ChD)

IN THE MATTER OF
HURRICANE ENERGY P.L.C.
(the Plan Company)
AND
IN THE MATTER OF THE COMPANIES ACT 2006

NOTICE OF RESTRUCTURING PLAN MEETING FOR BONDHOLDERS

NOTICE IS HEREBY GIVEN that by an order dated 21 May 2021 made in the above matter, the High Court of Justice of England and Wales (the Court) has directed that a meeting of the Bondholders specified therein shall be convened for the purpose of considering and, if though fit, approving (with or without modification) the restructuring plan proposed by the Plan Company pursuant to Part 26A of the Companies Act 2006 (the Restructuring Plan) as set out at Appendix F of the explanatory statement dated 21 May 2021 in relation to the Restructuring Plan (the Explanatory Statement).

NOTICE IS HEREBY GIVEN that such meeting will be held via webinar on 11 June 2021 at or about 11:00 a.m. (London time) (the Bondholder Plan Meeting).

Capitalised terms used in this notice and not otherwise defined shall have the meaning given to them in the Explanatory Statement.

1.	The purpose of the Bondholder Plan Meeting will be to consider and, if though fit, to approve (with or without modification) the Restructuring Plan.

2.	Account Holder Letters must be properly completed and submitted to Lucid Issuer Services Limited online via https://deals.lucid-is.com/hurricane, or by email: hurricane@lucid-is.com, by no later than the Voting Instructions Deadline (being 5:00 p.m. (London time) on 9 June 2021) in accordance with the instructions set out in the Account Holder Letter.

3.	Subject to submitting a properly completed Account Holder Letter to the Information Agent by the Voting Instructions Deadline, each Bondholder may attend virtually and vote at the Bondholder Plan Meeting, or it may appoint a proxy to attend the virtual Bondholder Plan Meeting and vote on its behalf. Bondholders are strongly encouraged to appoint the Chairperson as their proxy whether or not they intend to attend the virtual Bondholder Plan Meeting.

The Plan Company may, but it is not obliged to, permit the virtual attendance of persons who are not Bondholders at the Bondholder Plan Meeting.

4.	The Restructuring Plan will be binding on all Bondholders if:

a.	75 per cent. in value of all Bondholders present and voting either in person or by proxy at the Bondholder Plan Meeting votes in favour of the Restructuring Plan;

b.	the Court sanctions the Restructuring Plan (including, if the Restructuring Plan is not approved by Shareholders at the Shareholder Plan Meeting, by cramming down the Shareholder class as a dissenting class); and

c.	an office copy of the Plan Sanction Order is delivered to the Registrar of Companies.

5.	All relevant documentation, including the Explanatory Statement with its appendices, may be found at https://deals.lucid-is.com/hurricane.

6.	By the said order, the Court has directed Antony Maris to act as Chairperson of the Bondholder Plan Meeting, or if, for any reason, they are unable to act, Richard Chaffe, and has directed the Chairperson to report the result of the Bondholder Plan Meeting to the Court.

7.	In the event that the Bondholders vote in favour of the Restructuring Plan, it will be subject to the subsequent approval of the Court. The Plan Company may, at the Court hearing held to consider sanctioning the Restructuring Plan, consent on behalf of all Bondholders to any modification to the Restructuring Plan (including it annexes and schedules) that the Court may see fit to approve or impose, provided that if any such modification would have an adverse effect on the rights or interests of a Bondholder or impose any new or additional obligation of any Bondholder, such modification will require the prior written consent of that Bondholder.

Dated: 24 May 2021

This notice, and the transactions to which it relates, are in respect of securities of a non-U.S. company. Any offer of securities is subject to disclosure requirements of a country other than the United States that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws, since Hurricane Energy plc is located in a foreign country and all of its officers and directors are residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.